MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
P. O. Box 8
St. Peters, Missouri 63376 (USA)
www.memc.com

For Immediate Release

MEMC REPORTS FIRST QUARTER RESULTS:

NET SALES OF $258 MILLION, UP 13% OVER PRIOR YEAR

DILUTED EPS OF $0.34

St. Peters, MO, April 28, 2005 - MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended March 31, 2005.

Summary of the 2005 first quarter results:
  Net sales of $257.9 million
  Diluted Earnings per share of $0.34
  Gross margin of $93.3 million (36.2% of net sales)
  Operating income of $63.7 million (24.7% of net sales)
  Operating cash flow of $73.3 million (28.4% of net sales)

The company reported net sales of $257.9 for the first quarter of 2005, which represents a 12.7% increase over 2004's first quarter. Sales declined 3.9% sequentially from the fourth quarter due to prevailing market conditions and slower than expected customer ramps in March.

Gross margin of 36.2% of sales in the first quarter was approximately flat with the fourth quarter but up from the 32.1% recorded in first quarter of 2004. Operating income for the first quarter of $63.7 million increased by 34.9% over the first quarter of 2004 and came in at 24.7% of sales. Operating income declined by $5.9 million from the fourth quarter due to lower sales and higher R&D expenses.

Diluted earnings per share for the first quarter totaled $0.34 which compares to $0.32 in the fourth quarter and $0.16 in the first quarter of 2004. Favorable tax adjustments in the first quarter added $0.11 in diluted earnings per share. Excluding adjustments, 2005's effective tax rate is forecasted to be approximately 15%.

The company increased its cash balances by $24.0 million over the December 31, 2004 balance, and operating cash flow totaled $73.3 million or 28.4% of sales. Capital expenditures in the first quarter totaled $54.4 million, due to the front-end loaded nature of the 300mm and SOI expansion. For the full year, the company anticipates that capital expenditures will amount to approximately 15% of sales.

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MEMC ELECTRONIC MATERIALS

"A slower than anticipated market recovery had an impact on our first quarter results", stated Nabeel Gareeb, MEMC's Chief Executive Officer. "However even during this period of industry softness, MEMC's strong financial model allowed us to generate operating income of 25% of sales and operating cash flow of 28% of sales. It is profitable results like these during slow periods that position the company well for upcoming periods of recovery and growth."

"In addition to the market weakness, two specific customer related issues caused a temporary slowdown in our growth in March. However, we have implemented the appropriate actions and are in the process of increasing volumes again", continued Gareeb. "Although sales volume was lower sequentially, and there was increased pricing pressure associated with this inventory correction period, we are pleased that MEMC was able to maintain approximately flat margins, due primarily to continued cost reductions."

"We also accomplished quite a few things during the quarter to improve the fundamental stature of our company", added Tom Linnen, MEMC's Chief Financial Officer. "In February, the company announced the successful completion of a 65 million share secondary offering on behalf of our largest shareholder. Although MEMC did not receive any of the proceeds from this offering, it was significant for several reasons. We believe the offering alleviated investor concern about a concentrated ownership structure, as TPG's stake was reduced to 34%. The offering also increased our available float, improving liquidity and opening the shares to a larger pool of potential investors. Finally, the company is no longer considered a "controlled" company, and our board of directors is becoming more independent. We expect to have a majority independent board before the end of this calendar year. In association with its reduced ownership stake, TPG agreed to terminate its management advisory agreement. As a result, we will no longer pay the associated $2 million annual fee."

"Another major activity was to seek new lines of credit to replace our existing facilities. Currently our primary line of credit includes several restrictions as well as financial and business covenants. We recently executed an engagement letter to establish a new line of credit to replace the current $150 million line. This new line of credit will have more favorable terms and more limited financial covenants."

"We view these achievements as very positive steps in our growth as a company, as we continue to generate cash, pay down debt, and further strengthen our balance sheet" concluded Linnen.

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MEMC ELECTRONIC MATERIALS

Outlook

Gareeb continued, "Last quarter we indicated our belief that most of the industry inventory adjustments would be completed in the current spring season. We continue to believe this to be true. While we continued to see the effects of customer inventory adjustments in the first quarter, pockets of demand are emerging in various market segments and geographies, and we believe that our mix of customers matches well with these developing demand patterns. We are beginning to see signs of improving demand and we anticipate the second half of 2005 will provide good momentum for the recovery from this transition period."

"Based on some degree of uncertainty during the early part of the second quarter associated with this market inflection point, we are guiding net sales in the second quarter to be up in the 2% to 5% range sequentially. We anticipate that increased cost reduction activities should offset price weakness as customers work through the remainder of this inventory correction, which should allow margins to remain flat or improve slightly as a percentage of sales. Operating expenses should decline in absolute dollar terms" concluded Gareeb.

Conference Call

MEMC will host a conference call today, April 28, 2005, at 5:30 p.m. ET to discuss the Company's first quarter results and related business matters. A live webcast will be available on the Company's web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 pm ET on April 28, 2005, until 11:59 pm ET on May 5, 2005. To access the replay, please dial (402) 220-4736 at any time during that period. A replay will also be available until 11:59 pm ET on May 5, 2005 on the Company's web site at www.memc.com.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

CONTACT: Bill Michalek
Director, Investor Relations
636-474-5443

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MEMC ELECTRONIC MATERIALS

Certain matters discussed in this news release are forward-looking statements, including our belief that excluding adjustments, 2005's effective tax rate will be approximately 15%; our plan to have a majority independent board with the addition of one independent director before the end of this calendar year; our belief that the new line of credit will have more favorable terms and more limited financial covenants than our existing line; our continued belief that most of the inventory adjustments will be completed in the current spring season; our view that pockets of demand are emerging in various market segments and geographies, and our belief that our mix of customers matches well with these developing demand patterns; our anticipation that the second half of 2005 will provide good momentum for the recovery from this inventory correction period; our expectation that net sales in the second quarter will be up in the 2% to 5% range sequentially; our belief that increased volumes and cost reduction activities should offset price weakness as customers work through the remainder of the inventory correction which should allow margins to remain flat or improve slightly as a percentage of sales; and our expectation that operating expenses should decline in absolute dollar terms. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our ability to identify and retain independent directors, the accuracy of our assumptions regarding future taxable income, our ability to negotiate and close a new line of credit on the terms set forth in the engagement letter, market demand for wafers and semiconductors, customer acceptance of our new products, utilization of manufacturing capacity, our ability to reduce manufacturing and operating costs, inventory levels of our customers, changes in the pricing environment, general economic conditions, actions by competitors, customers, and suppliers, the impact of competitive products and technologies, technological changes, changes in currency exchange rates, and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's 2004 Form 10-K. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; Dollars in thousands, except share data)
	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004

Net sales	$ 257,854	$ 268,376	$ 228,760
Cost of goods sold	164,577	170,209	155,417
Gross margin	93,277	98,167	73,343
Operating expenses:
Marketing and administration	18,153	19,150	17,188 8,913
Research and development	11,397	10,381
Restructuring	-	(996)	-
Operating income	63,727	69,632	47,242
Nonoperating (income) expense:
Interest expense	1,911	3,228	3,319
Interest income	(711)	(1,015)	(1,549)
Currency (gains) losses	731	360	(6,364)
Loss on the extinguishment of debt	-	61,403	-
Other, net	(647)	(5,001)	(1,898)
Total nonoperating (income) expense	1,284	58,975	(6,492)
Income before income taxes, equity in loss of joint venture and minority interests	62,443	10,657	53,734
Income tax provision (benefit)	(16,479)	(61,763)	13,434
Income before equity in loss of joint venture and minority interests	78,922	72,420	40,300
Equity in loss of joint venture	-	-	(1,717)
Minority interests	(1,764)	(2,446)	(2,677)
Net income	$ 77,158 =========	$ 69,974 ========	$ 35,906 =======
Basic income per share	$ 0.37 =========	$ 0.34 =========	$ 0.17 =========
Diluted income per share	$ 0.34 =========	$ 0.32 =========	$ 0.16 =========

Weighted average shares used in computing basic income per share	208,826,451 =========	208,099,813 =========	207,192,291 =========

Weighted average shares used in computing diluted income per share	223,934,369 =========	222,103,839 =========	222,131,836 =========

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	(Unaudited) March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$ 116,319	$ 92,314
Accounts receivable, net	130,534	140,728
Inventories	135,266	127,564
Prepaid and other current assets	28,220	29,724
Total current assets	410,339	390,330

Property, plant and equipment, net	476,338	444,670
Deferred tax assets, net	126,766	119,835
Other assets	54,527	55,107
Total assets	$ 1,067,970 =========	$ 1,009,942 =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$ 23,056	$ 24,399
Accounts payable	133,380	124,083
Accrued liabilities	21,393	37,743
Accrued wages and salaries	24,080	19,117
Income taxes payable	21,855	10,282
Total current liabilities	223,764	215,624

Long-term debt, less current portion	113,345	116,082
Pension and similar liabilities	116,219	116,427
Other liabilities	46,693	72,432
Total liabilities	500,021	520,565

Minority interests	48,242	46,479
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock	-	-
Common stock	2,098	2,091
Additional paid-in capital	158,448	154,736
Retained earnings	385,510	308,351
Accumulated other comprehensive loss	(21,993)	(17,389)
Deferred compensation	(728)	(1,263)
Treasury stock	(3,628)	(3,628)
Total stockholders' equity	519,707	442,898
Total liabilities and stockholders' equity	$ 1,067,970 =========	$ 1,009,942 =========

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited; Dollars in thousands)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004

Cash flows from operating activities:
Net income	$ 77,158	$ 69,974	$ 35,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,339	12,528	9,921
Interest accretion	221	1,543	1,081
Minority interests	1,764	2,446	2,677
Stock compensation	386	502	718
Equity in loss of joint venture	-	-	1,717
Working capital and other	(19,523)	20,195	(4,506)
Net cash provided by operating activities	73,345	107,188	47,514

Cash flows from investing activities:
Capital expenditures	(54,432)	(51,738)	(26,089)
Purchase of business, net of cash acquired	-	-	(57,226)
Proceeds from sale of property, plant and equipment	-	19	-
Net cash used in investing activities	(54,432)	(51,719)	(83,315)

Cash flows from financing activities:
Net short-term borrowings	(171)	741	(1,221)
Proceeds from issuance of long-term debt	-	-	60,014
Principal payments on long-term debt	(883)	(71,485)	(962)
Proceeds from issuance of common stock	3,867	2,381	1,856
Net cash provided by (used in) financing activities	2,813	(68,363)	59,687

Effect of exchange rate changes on cash and cash equivalents	2,279	1,900	1,934

Net increase (decrease) in cash and cash equivalents	24,005	(10,994)	25,820
Cash and cash equivalents at beginning of period	92,314	103,308	96,859
Cash and cash equivalents at end of period	$ 116,319 =========	$ 92,314 =========	$ 122,679 =========